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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Members
GGP/Homart II L.L.C.:

We consent to the incorporation by reference in the registration statements (Nos. 333-170889 and 333-182504) on Form S-8 and (Nos. 333-172791, 333-172793, 333-172795 and 333-182380) on Form S-3 of General Growth Properties, Inc. of our report dated February 28, 2013, with respect to the consolidated balance sheets of GGP/Homart II L.L.C. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income, changes in capital, and cash flows for each of the years in the three-year period ended December 31, 2012 (not presented separately herein), which report appears in the December 31, 2012 annual report on Form 10-K of General Growth Properties, Inc.

/s/ KPMG LLP

Chicago, Illinois
February 28, 2013

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  Exhibit 23.2